Exhibit 12.1

                             TV GUIDE, INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        SIX MONTHS ENDED JUNE 30,
                 (amounts in thousands, except for ratios)
                               (unaudited)


                              Three Months Ended    Six Months Ended
                                   June 30,             June 30,
                                1999      1998       1999      1998
                                ----       ----      ----      ----

Earnings Available for
  Fixed Charges:
    Income before income
      taxes and minority
      interest                $19,254    $28,902    $45,529   $90,855
    Interest and expense
      on indebtedness          12,318        443     18,353       934
    One-third of rental
      expense, net of
      sub-leasing income
      for operating
      leases                    2,180      1,405      3,727     2,777
                              -------    -------    -------   -------
                              $33,752    $30,750    $67,609   $94,566
                              =======    =======    =======   =======

Fixed Charges:
  Interest and expense
    on indebtedness           $12,318    $   443    $18,353   $   934
  One-third of rental
    expense, net of
    sub-leasing income
    for operating
    leases                      2,180      1,405      3,727     2,777
                              -------    -------    -------   -------
                              $14,498    $ 1,848    $22,080   $ 3,711
                              =======    =======    =======   =======

Ratio of earning to
  fixed charges                  2.33      16.64       3.06     25.48